Exhibit 99.1

Company Contact: Charles R. Waldron Chief Financial Officer (703) 709-9119 bob_waldron@learningtree.com

LEARNING TREE ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

Reston, VA—December 13, 2011—Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its fourth quarter and fiscal year 2011, which ended September 30, 2011.

In its fourth quarter of fiscal year 2011, Learning Tree reported revenues of $34.3 million, income from operations of $2.9 million, and net income of $1.6 million or $0.12 per share. These results compare with revenues of $33.9 million, income from operations of $2.2 million, and net income of $1.2 million or $0.08 per share in its fourth quarter of fiscal year 2010.

For fiscal year 2011, revenues were $133.8 million, income from operations was $5.2 million, and net income was $3.2 million or $0.24 per share. This compares to revenues of $127.5 million, income from operations of $5.2 million and net income of $4.4 million or $0.32 per share in for fiscal year 2010.

“We are pleased that our gross profit in our fourth quarter proved to be substantially higher than in the same quarter a year earlier. Largely as a result of that improvement, we grew our income for the quarter compared with our fourth quarter of fiscal 2010,” commented Nick Schacht, President and CEO of Learning Tree. “Additionally, we continued to see strong growth in the number of our course participants who use our AnyWare™ system to take part online in our live course events from their homes or offices. In our fourth quarter of fiscal 2011, we had 1,876 AnyWare attendees, a 44% increase over the same quarter a year earlier.”

Learning Tree International is a leading global provider of highly effective, hands-on training to managers and information technology professionals. Since 1974, over 65,000 organizations have relied on Learning Tree to enhance the professional skills of more than 2 million employees. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on people and project management; leadership and business skills; Web development; operating systems; databases; networking; IT security; and software development. Courses are presented globally at Learning Tree Education Centers, on site at client facilities, and are available via Learning Tree AnyWare™, the Company’s proprietary live, online instructor-led training delivery option, which connects online participants to the actual classroom. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss fourth quarter and fiscal year 2011 results is scheduled at 4:30 p.m. (EST) December 13, 2011. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s website www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

Table 1

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 30, 2011	October 1, 2010	September 30, 2011	October 1, 2010
Revenues	$34,290	$33,891	$133,782	$127,470
Cost of revenues	15,119	15,762	61,641	59,198

Gross profit	19,171	18,129	72,141	68,272

Operating expenses:
Course development	1,802	1,946	7,493	7,304
Sales and marketing	7,300	8,204	30,836	30,461
General and administrative	7,145	5,804	28,565	25,310

Total operating expenses	16,247	15,954	66,894	63,075

Income from operations	2,924	2,175	5,247	5,197

Other income (expense), net	93	(38)	105	557

Income before income taxes	3,017	2,137	5,352	5,754
Provision for income tax	1,387	970	2,110	1,366

Net income	$1,630	$1,167	$3,242	$4,388

Earnings per share—diluted	$0.12	$0.08	$0.24	$0.32

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	September 30, 2011	October 1, 2010

Cash and cash equivalents	$40,293	$34,449
Available for sale securities	2,352	4,997
Trade accounts receivable, net	18,220	18,311
Prepaid expenses and other	6,373	7,008

Total current assets	67,238	64,765
Depreciable assets, net and other	34,914	35,408

Total assets	$102,152	$100,173

Accounts payable and accrued liabilities	$16,893	$16,484
Deferred revenues	34,572	35,745

Total current liabilities	51,465	52,229
Other	12,936	13,172

Total liabilities	64,401	65,401

Stockholders’ equity	37,751	34,772

Total liabilities and stockholders’ equity	$102,152	$100,173